FOURTH AMENDMENT TO TERM LOAN AGREEMENT

THIS FOURTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) is made and entered into as of August 26, 2016, by and between WSI INDUSTRIES, INC., a Minnesota corporation (the “Borrower”) and BMO HARRIS BANK N.A., a national banking association, successor by merger to M&I Marshall & Ilsley Bank (the “Bank”).

RECITALS:

A.       The Borrower and the Bank are parties to a certain Loan Agreement dated as of May 8, 2013, as amended by an amendment dated January 31, 2014, an amendment dated November 27, 2015 and an amendment dated February 28, 2016 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.       The Borrower has requested that the Bank amend certain provisions of the Loan Agreement, and the Bank has agreed to do so upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrower shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)       This Amendment.

(b)       An Acknowledgment of Guarantors, duly executed by each Guarantor.

(c)       A copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by an officer of the Borrower, along with a certificate of such officer which (i) certifies that there has been no amendment to either the Articles of Incorporation or the Bylaws of the Borrower since true and accurate copies of the same were last delivered and certified to the Bank, and that said Articles of Incorporation or the Bylaws remain in full force and effect as of the date of this Amendment, (ii) identifies each officer of the Borrower authorized to execute this Amendment and any other instrument or agreement executed by the Borrower in connection with this Amendment, and (iii) sets forth specimen signatures of each officer of the Borrower referred to above and identifies the office or offices held by such officer.

(d)       Payment to the Bank of an amendment fee in the amount of $5,000, which shall be fully earned and non-refundable when paid.

(e)       Such other documents or instruments as the Bank may reasonably require.

Section 2. Amendment to Loan Agreement.

(a) Financial Covenants. Section 5.8 of the Loan Agreement is amended and restated in its entirety to read as follows:

5.8. Financial Covenants.

5.8.1       Minimum Liquidity. So long as the Note shall remain not fully repaid, the Borrower shall hold, at all times, Liquidity of not less than $3,000,000.00.

The term “Liquidity” means the Borrower’s cash balances on deposit in bank accounts plus the “Commitment” as defined in the Revolving Loan Agreement minus the aggregate total of all outstanding “Loans” (as defined in the Revolving Loan Agreement) advanced to Borrower under the Revolving Loan Agreement.

5.8.2       Ratio of Debt to Tangible Net Worth. So long as the Note shall remain not fully repaid, the ratio of the Borrower’s Debt to Tangible Net Worth shall not exceed 2.25 to 1 measured at the end of each fiscal quarter end basis.

“Debt” means (i) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date as of which Debt is to be determined and (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby shall have been assumed, and (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire indebtedness of others; and

“Tangible Net Worth” of any Person means the excess of:

(a)       the tangible assets of such Person, which, in accordance with generally accepted accounting principles, are tangible assets, after deducting adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper, less

(b)       all Debt of such Person;

provided, however, that (i) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets patents, trademarks, trade names, copyrights, licenses, good will, deferred taxes, prepaid expenses, deferred charges or treasury stock or any securities or Debt of such Person or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against Federal income tax liabilities, (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iv) any write-up in the book value of any assets shall not be taken into account.

5.8.3       Minimum Fiscal Year-to-Date EBITDA. The Borrower will maintain its EBITDA during each fiscal year-to-date period set forth below, at not less than the amount set forth opposite such period:

Fiscal Year-to-Date Period Ending	Amount
Last Sunday in August 2016	$1,750,000
Last Sunday in November 2016	$275,000
Last Sunday in February 2017	$475,000
Last Sunday in May 2017	$1,000,000

The term “EBITDA” means, as of any date, the sum of Borrower’s earnings after taxes, plus interest expense, plus taxes, plus depreciation, plus amortization, in each case for the applicable period ending on such date and as determined in accordance with generally accepted accounting principles applied consistently with past practices.

5.8.4       Quarterly Fixed Charge Coverage Ratio. Beginning on the fiscal quarter ended on the last Sunday of August in 2017, and for so long as the Note shall remain not fully repaid, Borrower shall maintain a quarterly Fixed Charge Coverage Ratio, tested quarterly as of the end of each fiscal quarter of Borrower (based upon a fiscal year end of the last Sunday in August, and fiscal quarter ends on the last Sunday of each of November, February, May and August) for the most recently-ended four fiscal quarters of Borrower preceding each such testing date, of not less than 1.20 to 1.00 as of the end of each such testing period, determined in accordance with generally recognized accounting principles consistently applied.

The term “Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Borrower’s EBITDA, plus non-cash stock option expenses, minus unfinanced capital expenditures, minus dividends, minus taxes paid in cash; to (b) scheduled principal and interest payments due on all Debt of the Borrower; determined in each case, for such the four fiscal quarter period ending on such date.

5.8.5       Maximum Capital Expenditures. So long as the Note shall remain not fully repaid, the Borrower shall not permit capital expenditures, as determined at the end of each fiscal quarter end, to exceed $350,000 in the aggregate for any fiscal year, beginning with the 2017 fiscal year.

(b)       Cash Collateral Account. Article 5 of the Loan Agreement is amended to insert new Section 5.19 to the end thereof to read as follows:

5.19       Cash Collateral Account. The Borrower shall pledge and deposit with Lender, for the benefit of the Lender, cash in the aggregate amount of $1,250,000 into a deposit account maintained by the Lender at the Lender (the “Cash Collateral Account”). The Cash Collateral Account shall at all times be under the sole dominion and control of the Lender. The Borrower hereby acknowledges and agrees that (i) the Borrower has no right of withdrawal from the Cash Collateral Account, (ii) the funds on deposit in the Cash Collateral Account shall at all times be collateral security for all of the obligations and indebtedness under the Loan and (iii) the funds on deposit in the Cash Collateral Account are subject to all rights and remedies available to the Lender under this Loan Agreement, including, among others, the right of the Lender to setoff any credit balance against any of the obligations and indebtedness under the Loan or hold such credit balance as collateral for such obligations or indebtedness.

Section 3. Representations; No Default. The Borrower represents and warrants that: (a) the representations and warranties of the Borrower contained in Article 4 of the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (b) the Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by the Borrower in connection herewith, (c) neither this Amendment nor the agreements contained herein contravene or constitute an Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which the Borrower is a party or a signatory, or any provision of the Borrower’s Articles of Incorporation or Bylaws or, to the best of the Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Bank, (d) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by the Borrower in connection herewith or the performance of obligations of the Borrower herein described, except for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Bank, (e) no events have taken place and no circumstances exist at the date hereof which would give the Borrower grounds to assert a defense, offset or counterclaim to the obligations of the Borrower under the Loan Agreement or any of the other Loan Documents, (f) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which the Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Note, and (g) no Event of Default has occurred and is continuing under the Loan Agreement.

Section 4. Affirmation, Further References. The Bank and the Borrower each acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement is hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 5. Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 6. Successors. This Amendment shall be binding upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and to the respective successors and assigns of the Bank.

Section 7. Costs and Expenses. The Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrower under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 8. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 9. Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 10. Release of Rights and Claims. Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which Borrower may have against Bank.

Section 11. Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 12. No Waiver. Nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWER:	WSI INDUSTRIES, INC.,
a Minnesota corporation

	By:	/s/ Paul D. Sheely
Paul D. Sheely, Chief Financial Officer

BANK:	BMO HARRIS BANK N.A.,
a national banking association

	By:	/s/ Kevin Rohrer
Kevin Rohrer, Vice President

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